Exhibit 99.1

Datameg Names James Murphy as CEO, President and Chairman of the Board

Boston, December 29, 2005, Datameg Corporation (OTCBB: DTMG) today announced that it has appointed James Murphy as its Chief Executive Officer, President and Chairman of the Board of Directors. Murphy succeeds Mark McGrath as CEO and President. Mr. McGrath will maintain his position on the Datameg Board of Directors. The Board has also accepted the resignation of Bill Mortimer as Director.

Mr. Murphy, 53, has a wide range of business experience including a highly successful partnership in Building #19, and served as President of Sportbuild, Inc., a subsidiary of the Building #19 corporation. Mr. Murphy has also been a successful partner in several other companies.

Datamegs new CEO and President commented: "I am delighted to join Datameg and help shape its plan to become a leading provider of quality control and testing technology for the voice, data and video communications industry." Mr. Murphy thanked both Mr. McGrath and Mr. Mortimer for their service to the Company, and emphasized that in his ongoing role as a member of the Board, Mr. McGrath continues as a key advisor to the Company.

About Datameg

Datameg Corporation (OTC BB:DTMG) is an emerging company focused on supplying products and related services that support critical network performance requirements in the rapidly converging voice, data and video communications industry. Specifically, through Datameg's wholly owned subsidiary QoVox Corp., the company designs, develops and offers network-wide fault identification, fault isolation and voice quality assurance products and critical real-time network health and performance monitoring services for both providers and end-users of Internet telephony, now commonly referred to as Voice over Internet Protocol (VoIP). The VoIP industry critically depends on the ability to deliver voice service over the Internet infrastructure with the high quality that end-users have grown to expect with traditional telephony services. The company believes network monitoring for voice quality is a vital function for the successful commercial future of IP telephony.

Certain statements contained herein are forward looking. These forward looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions. Many factors could cause actual results to differ significantly from these statements, including our history of operating losses, our need for additional financing, a failure of our products to perform as expected, introduction of competing products by other companies, pressures on prices from competitors and/or customers, regulatory obstacles to new product introductions, lack of acceptance of our products, and changes in the VoIP industry. These risks, uncertainties and assumptions are detailed in documents filed by us with the Securities and Exchange Commission.

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